Maine & Maritimes Corporation Announces First Quarter 2005 Results

PRESQUE ISLE, ME -- 05/06/2005 -- Maine & Maritimes Corporation ("MAM") (AMEX: MAM) today announced its financial and operating results for the three months ended March 31, 2005, reporting an 11.6% increase in consolidated operating revenues of $11.7 million, compared with $10.5 million for the same period in 2004. Consolidated earnings were $1.28 million compared with $1.55 million for the same period last year, and basic earnings per share were $0.78 compared with $0.98 a year ago.

The Maricor Group had a consolidated loss of approximately $403,000, or $0.25 per share for the first quarter of 2005. A significant percentage of these losses are attributable to corporate allocation costs from MAM and development costs associated with its energy asset development and sustainable asset management business lines. These lines of business tend to have a longer sales cycle than fee-for-service engineering. While The Maricor Group's consolidated income showed a loss for the quarter, its fee-for-service engineering divisions reported a net profit of $32,000 or $0.02 per share. The income from discontinued operations, Energy Atlantic, was $8,000 for the first quarter of 2005, as compared to its loss of $365,000 ($0.23 per share) for the same period in 2004.

According to J. Nick Bayne, President and Chief Executive Officer of Maine & Maritimes Corporation, "Our consolidated results for the first quarter of 2005 were in line with management's expectations due to expenses associated with the amortization of stranded costs, increasing expenses associated with Sarbanes-Oxley compliance, increased accounting-related expenses, and the implementation of the Corporation's growth strategy. While we see positive trends associated with our growth strategy, we understand we must increase our scale of operations to address the burden of overhead costs driven primarily by compliance, accounting and other service bureau costs. While we are seeing improved sales traction in the market, increasing our focus on sales and revenue production is a priority. On a year-to-date basis, our electric delivery subsidiary, Maine Public Service Company, saw an increase in its first quarter 2005 revenues of $106,000 over the same period in 2004, or $0.04 per share, as a result of increases in retail sales volumes and an increase in wheeling revenues and special discount revenue."

Bayne stated, "As we look to both the near and mid-term, increasing the scale of our unregulated operations is both strategically and economically important. It is clear that post deregulation and divestiture, we must build an enhanced earnings solution to the economic challenges facing our regulated utility. Our unregulated operations continue to require increased scale to offset corporate overhead, compliance, and administrative costs. Our accounting, human resources and information technology service bureaus have the ability to service larger scale subsidiaries on an incremental cost basis. Given the small scale and requisite need for corporate services as a publicly traded company, increasing our scale is a primary strategy to address earnings issues. We believe our unregulated operations' near and long-term profitability is dependent upon our continuing efforts to increase the size of our unregulated subsidiaries through an active acquisitions program, as well as our continued energy and facility asset development efforts."

One factor that positively impacted earnings during the first quarter of 2005, as compared to the same period in 2004, was income from discontinued operations of $8,000 representing the final settlement of software and equipment lease obligations at Energy Atlantic. This compared to a loss of $365,000 in the first quarter 2004, a $0.23 per share increase. This change is due to the recognition of severance and lease obligations when Energy Atlantic was categorized as a discontinued business segment in March 2004. Other factors having a negative impact on earnings for the quarter included amortization of stranded costs; legal, regulatory and consulting expenses; costs for marketing, sales and business development associated with developing business relationships and branding at The Maricor Group and its subsidiaries; and an increase in employee benefit costs.

The Earnings Report for Maine & Maritimes Corporation and its Subsidiaries for the three months ended March 31, 2005, is as follows:

                        Three Months Ended March 31,
                               (Unaudited)
      (In thousands of dollars, except share and per share amounts)

                                                    2005          2004
                                                ----------    ----------
Maine Public Service Co. Operating Revenues     $   10,315    $   10,208
Unregulated Operating Revenues                       1,421           290
                                                ----------    ----------
Total Operating Revenues                        $   11,736    $   10,498
                                                ==========    ==========

Income from Continuing Operations
Available for Common Shareholders               $    1,269    $    1,915
Income (Loss) from Discontinued Operations               8          (365)
                                                ----------    ----------
Total Consolidated Net Income                   $    1,277    $    1,550
                                                ==========    ==========

Basic Earnings per Common Share
From Continuing Operations                      $     0.78          1.21
Basic Earnings (Loss) per Common
Share From Discontinued Operations                       -          (.23)
                                                ----------    ----------
Total Basic Earnings per Common Share           $     0.78    $     0.98
                                                ==========    ==========
Total Diluted Earnings per Common Share         $     0.77    $     0.97
                                                ==========    ==========

Basic Average Common Shares Outstanding          1,635,906     1,580,701
Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility. MAM is also the parent company of The Maricor Group, its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary RES Engineering, Inc., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., a technology based subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Hudson and Boston, Massachusetts, and Portland, Maine.

MAM's corporate website is www.maineandmaritimes.com.

Annual Meeting:

Maine & Maritimes Corporation's 2005 Annual Meeting of Stockholders will be held on Wednesday, May 11, 2005, at 10:00 a.m. (Eastern Daylight Time). The meeting will be held at the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of MAM; accordingly, there can be no assurance that such indicated results or events will be realized.

The information herein is qualified in its entirety by reference to factors contained in the Forward-Looking Statement of the Management's Discussion and Analysis of Financial Condition and Results of Operation in Maine & Maritimes Corporation's 10-K for the year ended December 31, 2004, and subsequent securities filings, as well as, but not necessarily limited to the following factors: the impact of recent and future federal and state regulatory changes in environmental and other laws and regulations to which MAM and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation; interest rates; general economic conditions; the performance of projects undertaken by unregulated businesses; the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued by MAM or its subsidiaries, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to MAM or its subsidiaries; financial market conditions; the effects of terrorist incidents; weather; the timing and acceptance of new product and service offerings; general industry trends; changes in business strategy and development plans; capital market conditions and the ability to raise capital; competition; and rating agency actions, among others.

For More Information Contact:
Annette N. Arribas
VP, Corporate Compliance & Investor Relations
Tel: 207.760.2402
Email: aarribas@maineandmaritimes.com